Exhibit 99.1

Celsus Therapeutics Announces That the Phase II Trial of MRX-6 Cream 2% in Pediatric Atopic Dermatitis Did Not Reach Primary Endpoint

MRX-6 Cream Did Not Demonstrate Separation from Vehicle in Primary Endpoint of Percent Improvement in the Investigator’s Global Assessment

NEW YORK and LONDON, February 17, 2015 (GLOBE NEWSWIRE) -- Celsus Therapeutics (NASDAQ: CLTX), an emerging growth, development-stage biopharmaceutical company, announced today the results from C012013, a Phase II, double-blind, parallel-group, vehicle-controlled study to evaluate the safety and efficacy of MRX-6 cream 2% in a pediatric population with mild to moderate atopic dermatitis. MRX-6 cream did not demonstrate a difference in mean change from baseline to Day 28 in the Investigator’s Global Assessment (IGA):

Day 28 Topline results – ITT
	MRX-6 Cream 2% (n=37)	Vehicle (n=35)	P value
Mean Baseline IGA (SD)	2.84 (0.37)	2.71 (0.46)	0.934
Mean IGA Change from Baseline (SD)	-0.8 (0.92)	-0.8 (0.72)	0.729
Mean IGA % Change from Baseline (SD	-27.9% (31.44%)	-29.4% (28.61)	0.920
IGA Clear or Almost Clear (0 or 1) N (%)	12 (32.4%)	10 (28.6%)	0.801

The trial enrolled 73 children with mild to moderate atopic dermatitis into a four-week double-blind period, followed by a four-week open label extension for those patients who wished to continue in the trial. Patients were randomized 1:1 in active and control arms of the trial.

“We are disappointed in the results of the trial, where there was a lack of change in the IGA score from baseline compared to vehicle and surprised by the high placebo response,” said Dr. Gur Roshwalb, Chief Executive Officer of Celsus Therapeutics. “We will continue to analyze the data fully and determine plans for our next steps, and provide an update at a later time. I want to thank our entire Celsus clinical team and the clinical investigators for their efforts in this trial. We also appreciate the patients and their families that were involved in this trial.”

About Celsus Therapeutics Plc

Celsus Therapeutics is an emerging clinical stage company focused on the development of a new class of non-steroidal, synthetic anti-inflammatory drugs termed Multi-Functional Anti-Inflammatory Drugs or MFAIDs. Celsus’s MFAIDs represent a potential new therapeutic platform for the treatment of a broad array of inflammatory diseases, such as inflammatory and autoimmune diseases. Presently, the Company’s lead drug candidate in its clinical pipeline is MRX-6, an MFAID topical cream treatment under development for treating skin inflammatory disorders, specifically atopic dermatitis, also known as eczema. Other potential treatments in preclinical development include OPX-1 for ocular inflammation, CFX-1 for cystic fibrosis, and OAX-1 for osteoarthritis.

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